Exhibit 8.2

January 29, 2010

The Board of Directors
Metalline Mining Company
1330 E. Margaret Avenue
Coeur d’Alene, ID  83815

RE:	Form S-4 Registration Statement Opinion of Counsel

Ladies and Gentlemen:

We have acted as counsel to Metalline Mining Company, a Nevada corporation (the “Metalline”), in connection with the proposed merger (the “Merger”) of Dome Ventures Corporation, a Delaware corporation (“Dome”) with and into Metalline Mining Delaware, Inc., a Delaware corporation and a direct wholly owned subsidiary of Metalline (“Merger Sub”) pursuant to and in accordance with the Agreement and Plan of Merger and Reorganization dated as of December 4, 2009 (the “Merger Agreement”).  This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (the “Registration Statement”) filed on or about January 28, 2010 by Metalline with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed Merger pursuant to the Merger Agreement and to which this opinion appears as an exhibit.

For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion.  In addition, in rendering our opinion, we have relied upon certain representations, warranties and certifications made by Metalline, Dome and Merger Sub (the “Officer’s Certificates”)), which we have neither investigated nor verified.

In our capacity as counsel to the Metalline, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion.  For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents.  In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.  In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

The Board of Directors
Metalline Mining Company
January 29, 2010
Page Two

                In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement, including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof; (ii) the Merger will qualify as a merger under Delaware General Corporation Law; (iii) each of Metalline, Dome, and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code (the “Code”), and the Treasury Regulations promulgated under the Code; and (iv) the Merger Agreement and all other documents and instruments referred to therein are valid and binding in accordance with their terms.  No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) by Metalline, Dome, or Merger Sub as to the United States federal income tax consequences of any aspect of the Merger.  The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

Based on such facts, assumptions and representations, it is our opinion that more likely than not the statements in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries thereof in all material respects.

                No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any transactions under the laws of any, state or local jurisdiction within the United States or under the laws of foreign nations, commonwealths or territories.

Furthermore, our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any change after the Effective Time (as defined in the Merger Agreement) in federal income tax law or administrative practice that may affect our opinion.  Also, any variation or difference in the facts from those set forth in the Registration Statement or Officer’s Certificates may affect the conclusions stated herein.

This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement.  This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or other entity for any purpose, without our prior written consent in each instance.

The Board of Directors
Metalline Mining Company
January 29, 2010
Page Three

We hereby consent to the use of this opinion letter as Exhibit 8.1 to the Registration Statement.  In giving the consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Burns Figa & Will, P.C.
BURNS FIGA & WILL, P.C.